UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 1, 2006

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As a result of the previously announced review of its historical stock option granting practices and related accounting, American Tower Corporation (the “Company”) announced on August 7, 2006, that a restatement of the Company’s previously issued financial statements was likely. In addition, the Company announced that it did not expect conclusions regarding the impact of the stock option review on the Company’s financial statements to be reached in time for the Company to make a timely filing of its Quarterly Report on Form 10-Q for the period ended June 30, 2006 (the “Second Quarter Report”). The Company has not yet filed its Second Quarter Report, and it currently expects that it will file its Second Quarter Report in mid-September.

Accordingly, the Company has been unable to provide the lenders under its credit facilities with the required financial reports for the period ended June 30, 2006, which constitutes or would constitute a default or event of default under the Company’s credit facilities. In addition, other default provisions of the credit facilities were triggered or may be triggered as a result of the stock option review and the Company’s likely restatement of its previously issued financial statements and related matters. Under each of the Company’s two credit facilities, the lenders could seek immediate acceleration of all outstanding principal and interest due under the credit facilities as a result of such defaults, after the expiration of grace periods applicable to certain of such defaults.

On August 23, 2006, the Company obtained waivers from the lenders under its credit facilities with respect to such defaults and events of default. Under the terms of the waivers, the lenders under each of the Company’s two credit facilities extended the time of delivery for the Company’s required financial reports for the period ended June 30, 2006 to November 15, 2006. The waivers also waive defaults or events of default that have arisen or may arise in connection with the stock option matter, the Company’s likely restatement, and certain other related matters. The waivers also provide that for each credit facility, if lenders representing greater than 80% of the sum of the aggregate unutilized commitments plus the aggregate loans then outstanding under the credit facility deliver a notice demanding such financial reports, the waiver will extend only to the 30th day following such notice.

The Company also has failed to furnish and file the Second Quarter Report, as required under the indentures governing the terms of the Company’s convertible notes and senior notes, and the senior subordinated notes of American Towers, Inc. (“ATI”), one of the Company’s principal operating subsidiaries. With respect to the Company’s convertible notes, this failure would become an event of default as to any such series of notes under these indentures if the Company receives a notice of such default from the trustee or holders of at least 25% of the notes of that series and fails to cure this failure within 60 days after receipt of the notice. If the Company fails to cure the failure after expiration of the 60-day cure period, the trustee or holders of 25% of the notes of the series may accelerate the principal and accrued interest on the notes of that series. With respect to the Company’s senior notes and ATI’s senior subordinated notes, this failure would become an event of default as to any such series of notes under these indentures if the Company receives a notice of such default from the trustee or holders of at least 25% of the notes of that series and fails to cure this failure within 30 days after receipt of the notice. If the Company fails to cure the failure after expiration of the 30-day cure period, the trustee or holders of 25% of the notes of the series may accelerate the principal and accrued interest on the notes of that series.

The Company currently expects to satisfy the information delivery and filing requirements under the credit facilities and indentures prior to the expiration of any applicable cure periods described above; however, there can be no assurance that the Company will be able to do so.

This Form 8-K contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the Company’s ability to satisfy requirements under its credit facilities and indentures within cure periods. Investors are cautioned that such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties and that actual developments and events may differ materially from the forward-looking statements as a result of various important factors. Factors that may cause such differences to occur include developments in the preparation of the Company’s restated financial statements or developments in the government investigations and the litigation relating to the Company’s historical stock option granting practices and related accounting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION (Registrant)

Date: September 6, 2006	By:	/S/ BRADLEY E. SINGER
Bradley E. Singer Chief Financial Officer and Treasurer